Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-60516) pertaining to the Stifel Financial Profit Sharing 401(k) Plan, of our report dated May 27, 2022, on our audits of the statements of net assets available for benefits of Stifel Financial Profit Sharing 401(k) Plan as of December 31, 2021 and 2020, and the related statement of changes in net assets available for benefits for the year ended December 31, 2021, which report appears in this Annual Report on Form 11-K of the Stifel Financial Profit Sharing 401(k) Plan for the year ended December 31, 2021.

/s/ BKD, LLP

St. Louis, Missouri

May 27, 2022